Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-271980) of Tecnoglass Inc. of our report dated February 27, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s PwC Contadores y Auditores S. A. S

Barranquilla, Colombia

February 28, 2025

PwC Contadores y Auditores S.A.S., Carrera 51B No. 80-58 oficina 701, edificio Smart Office Center Barranquilla, Colombia, Tel: (60-5) 3855111, Fax: (60-5) 3855111 Ext. 216, www.pwc.com/co

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